Exhibit 99.1

NewLink Genetics Corporation, through its wholly owned subsidiary, BioProtection Systems Corporation, Secures a Letter Contract from the Defense Threat Reduction Agency for Testing and Evaluation of Ebola Virus Vaccine
Ames, IA - Aug 5, 2014 - NewLink Genetics Corporation (NASDAQ:NLNK), through its wholly owned subsidiary, BioProtection Systems Corporation (BPS), today announced a letter contract with the United States Defense Threat Reduction Agency (DTRA) for studies that will bring an Ebola vaccine licensed from the Public Health Agency of Canada closer to human clinical trials. The letter contract is for $1.0 million with additional funding subject to final negotiation and will fund Investigational New Drug (IND)-enabling pre-clinical toxicology studies and includes the manufacture of clinical materials.
“There is an urgent need for a medical countermeasure against the deadly Ebola virus,” commented Dr. Charles Link, Chairman and Chief Executive Officer of NewLink. “This Ebola vaccine has been 100% effective in preventing lethal infection when given to non-human primates before they are infected with the virus. The vaccine also acts rapidly enough to have significant efficacy even when given to animals that have recently received a typically lethal dose of Ebola virus.”
“Advancing this vaccine into a human Phase I safety study is a major priority for NewLink and our partners, whose ongoing support will be critical for moving the project forward,” added Dr. Nicholas Vahanian, President and Chief Medical Officer of NewLink.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.linkp.com.
About BioProtection Systems Corporation
BioProtection Systems (BPS), a wholly-owned subsidiary of NewLink Genetics Corporation, is focused on the research, development and commercialization of vaccines to control the spread of emerging infectious diseases, improvement in the efficacy of existing vaccines and providing rapid-response prophylactic and therapeutic treatment for pathogens most likely to enter the human population through pandemics or acts of bioterrorism. BPS is based on three core technologies, each of which can be leveraged into the infectious disease or biodefense fields. The first is our HyperAcute® immunotherapy technology, which is currently focused on enhancing vaccines for influenza but can be adapted to a number of vaccines. The second technology is based on the yellow fever virus vaccine strain. The third technology is a replication-competent recombinant vesicular stomatitis virus, or rVSV, an advanced vaccine technology developed for the Marburg and Ebola viruses.
About HyperAcute Immunotherapy
NewLink’s HyperAcute immunotherapy platform creates novel biologic products that are designed to stimulate the human immune system to recognize and attack cancer cells. HyperAcute product candidates are composed of human cancer cells that are tumor specific, but not patient specific. These cells have been modified to express alpha-gal, a carbohydrate for which humans have pre-existing immunity. These alpha-gal-modified cells stimulate a rapid and powerful human immune response that trains the body’s natural defenses to seek out and destroy cancer cells. The

Exhibit 99.1

objective of HyperAcute immunotherapies is to elicit an antitumor response by “educating” the immune system to attack a patient’s own cancer cells. HyperAcute immunotherapies do not require any tissue from individual patients and use intact whole cells rather than cell fragments or purified proteins. We believe these unique properties of HyperAcute products result in the stimulation of a robust immune response.
NewLink's lead product candidate, algenpantucel-L (HyperAcute pancreas), is being studied in a Phase 3 trial (IMPRESS: “Immunotherapy for Pancreatic Resectable cancer Survival Study”) under a Special Protocol Assessment with the U.S. Food and Drug Administration. This trial involves up to 722 patients with surgically resected pancreatic cancer. Algenpantucel-L is also being tested in a second Phase 3 study (PILLAR: "Pancreatic Immunotherapy with algenpantucel-L for Locally Advanced non-Resectable"), involving patients with locally advanced pancreatic cancer.
NewLink has several HyperAcute product candidates focused on other tumor types in various stages of development, including tergenpumatucel-L, which is in an adaptive design, randomized Phase 2B/3 clinical trial currently accruing up to 240 patients with non-small cell lung cancer.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements regarding the following: plans with respect to our infectious disease and vaccine division; the potential for preclinical studies to advance our Ebola vaccine product candidate towards human clinical trials; the potential for development of an Ebola vaccine; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2013, Quarterly Report on Form 10-Q for the period ended March 31, 2014, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.
Investor Contact:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com